UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13D/A-7

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.7)

                          TOREADOR ROYALTY CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK $0.15625 PAR VALUE
--------------------------------------------------------------------------------

                                   891041 10 5
--------------------------------------------------------------------------------
                                 (Cusip Number)

                                  PETER L. FALB
                                 33 BROAD STREET
                                BOSTON, MA 02109
                            Telephone: (617) 742-0666
                            Facsimile (617) 742-2304
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  JuLY 23, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d- 1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

--------------------------                            --------------------------
CUSIP No.  891041 10 5             SCHEDULE 13D/A-7           Page 2 of  7 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  PETER LAWRENCE FALB                             ###-##-####
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  PF
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      112,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           746,300
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             112,000
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      746,300
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  858,300
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  16.67%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  891041 10 5             SCHEDULE 13D/A-7           Page 3 of  7 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  EDWARD NATHAN DANE                             ###-##-####
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           746,300
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      746,300
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  746,300
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.50%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  891041 10 5             SCHEDULE 13D/A-7           Page 4 of  7 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  FIRETHORN I LIMITED PARTNERSHIP                 04-3064184
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  MASSACHUSETTS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      170,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             170,000
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  170,000
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.30%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP No.  891041 10 5             SCHEDULE 13D/A-7           Page 5 of  7 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DANE, FALB, STONE & CO., INC.                   04-2622331
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  00
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  MASSACHUSETTS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      575,500
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           800
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             575,500
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      800
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  576,300
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.19%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IA
================================================================================

CUSIP No.  891041 10 5

         The Schedule 13D previously filed by the undersigned (the "Reporting Persons") with respect to the Common Stock, $.15625 par value, of Toreador Royalty Corporation (the "Company") is hereby amended as follows:


Item 4 is hereby supplemented as follows:

               ITEM 4      PURPOSE OF TRANSACTION:


         Edward  Nathan  Dane and Peter L. Falb were  elected  to the  Company's
Board of Directors by vote of a majority of the stockholders at the Company's 1998 Annual Meeting of Stockholders held on July 23, 1998.


Item 5 is amended and restated to read in its entirety as follows:


               ITEM 5(A)                       SHARES
                                               BENEFICIALLY   PERCENTAGE
                                               OWNED          OF CLASS
                                               ------------   ----------
Peter L. Falb                                    858,300        16.67%
Edward Nathan Dane                               746,300        14.50%
Dane, Falb, Stone & Co. Inc.                     576,300        11.19%
Firethorn I Limited Partnership                  170,000         3.30%


               ITEM 5(B)

                                                     SOLE          SHARED       SOLE            SHARED
                                                     VOTING        VOTING       DISPOSITIVE     DISPOSITIVE
                                                     POWER         POWER        POWER           POWER
                                                     ------        ------       -----------     -----------

Peter L. Falb                                        112,000      746,300        112,000          746,300
Edward Nathan Dane                                     --         746,300          --             746,300
Dane, Falb, Stone & Co., Inc.                        575,500          800        575,500              800
Firethorn I Limited Partnership                      170,000        --           170,000            --


         As a result of being a party to a Stockholder Voting Agreement dated as of June 25, 1998, by and among the members of the current Board of Directors of the Company and certain stockholders of the Company, the Reporting Persons may be deemed to have indirect beneficial ownership of, and shared voting power with respect to, an additional 26.67% of the Company's Common Stock, consisting of 567,400 shares of Common Stock beneficially owned by the Gralee Persons (11.02%), and 785,960 shares of Common Stock beneficially owned by the Current Board (15.27%).


               ITEM 5(C)  TRANSACTIONS IN THE PAST SIXTY DAYS:

           NAME OF PERSON            DATE           NUMBER OF SHARES            PRICE
           --------------            ----           ----------------            -----
             Dane Falb              7/17/98              2,000                 $6,000
             Dane Falb              7/17/98              1,000                 $2,875
             Peter Falb             7/21/98              1,000                 $1,000



                                Page 6 of 7 Pages

CUSIP No.  891041 10 5


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 30, 1998                                    /s/ Peter L. Falb
                                                 ----------------------------------------

July 30, 1998                                    /s/ Edward Nathan Dane
                                                 ----------------------------------------

                                                 DANE, FALB, STONE & CO., INC.



July 30, 1998                                    By: /s/ Peter L. Falb, Treasurer
                                                     ------------------------------------


July 30, 1998                                    By: /s/ Edward Nathan Dane, President
                                                     ------------------------------------

                                                 FIRETHORN I LIMITED PARTNERSHIP

                                                 By: FIRETHORN II LIMITED PARTNERSHIP,
                                                     its general partner

                                                 By: EAGLEROCK CORPORATION, its
                                                     general partner



July 30, 1998                                    By: /s/ Peter L. Falb, Treasurer
                                                     ------------------------------------


July 30, 1998                                    By: /s/ Edward Nathan Dane, President
                                                     ------------------------------------



                                Page 7 of 7 Pages